Exhibit 5.01

[On Davis, Polk & Wardwell LLP Letterhead]

May 7, 2014

Cadence Design Systems, Inc.

2655 Seely Avenue, Building 5

San Jose, CA 95134

Re:	Cadence Design Systems, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) of Cadence Design Systems, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended, in connection with the offering by the Company of up to 8,367,887 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), that are subject to issuance by the Company under the Omnibus Equity Incentive Plan (the “Omnibus Plan”), which amends and restates in its entirety the Company’s Amended and Restated 1987 Stock Incentive Plan (the “1987 Plan”) and consolidates the Company’s Amended and Restated 2000 Equity Incentive Plan into the 1987 Plan.

We have examined originals or copies of such documents, corporate records and other instruments as we have deemed necessary for the purposes of rendering this opinion.

On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized and, when and to the extent issued pursuant to the Omnibus Plan, will be validly issued, fully paid and non-assessable.

We are members of the Bars of the States of California and New York, and the foregoing opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement.

Very truly yours,

/s/ Davis Polk & Wardwell LLP